Exhibit 4.14
C&J ENERGY SERVICES, INC.
2010 STOCK OPTION PLAN
DIRECTOR NON-STATUTORY STOCK OPTION AGREEMENT

Date of Grant:	[ ]

Name of Optionee:	[ ]

Number of Shares:	[ ] Shares of Common Stock

Price Per Share:	$[ ] per Share, the Fair Market Value of the Shares as of the Date of Grant as determined in accordance with the C&J Energy Services, Inc. 2010 Stock Option Plan (the “Plan”), as the same may be amended from time to time, and herein.

Expiration Date:	10 years
     C&J Energy Services, Inc. (the “Company”), a Delaware corporation, hereby awards to Optionee (the “Optionee”) an option (the “Option”) to purchase from the Company, for the price per share set forth above, the number of Shares of Common Stock (the “Stock”) of the Company set forth above, pursuant to the Plan. Notwithstanding the preceding, the issuance of any Shares to Optionee pursuant to this Award shall be contingent on Optionee’s execution (unless previously executed by Optionee or otherwise waived by the Company in writing) of other agreements existing at the time of such issuance among the Company, an Affiliate and/or shareholders of either as reasonably required by the Company, or otherwise provided in the Plan. This Option is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.
     The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. No Right to Continued Status
     Nothing contained in this Agreement shall confer upon Optionee the right to the continuation of his or her Business Relationship with the Company, or to interfere with the right of the Company or any other Affiliate to terminate such relationship. “Business Relationship” shall mean service to the Company, an Affiliate, or a corporation or parent or subsidiary of such corporation assuming or substituting a new option for this Option, in the capacity of an employee, officer, director or consultant.
2. Vesting of Option
     The Option shall vest immediately upon the Date of Grant, noted above.
3. Exercise
     This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only and an amount of not less than fifty (50) shares, unless fewer shares remain subject to the Option) and such other information set forth on the Notice of Exercise, in substantially the same form attached to this Agreement as Exhibit A, and (ii) a check or cash in the amount of the Exercise Price of the Shares covered by the notice. In the event the Committee establishes a formal procedure for cashless exercise arrangements, then payment may be made pursuant to such arrangement. Any cashless exercise permitted hereunder will, to the extent applicable, be subject to any limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.
4. Transferability
     Unless otherwise required by law, this Option shall not be assignable or transferable other than by will or by the laws of descent and distribution and Options may be exercised during the lifetime of Optionee only by Optionee (or Optionee’s guardian or legal representative).
5. Termination of Service
     If Optionee incurs a Termination of Service for any reason, whether voluntarily or involuntarily, other than by his or her death or Disability, then the portion of this Option that has not been exercised shall terminate at the end of the day that is ninety (90) days following the date of Termination of Service.
6. Death or Disability of Optionee
     If Optionee incurs a Termination of Service by reason of death or Disability, then the Option shall remain exercisable until the first to occur of (a) the end of the day that is one (1) year after the date of Optionee’s death or termination for Disability; or (b) the Expiration Date of the Option. Until such termination of the Option, the Option may, to the extent that this Option has not previously been exercised by Optionee, be exercised by Optionee in the case of Disability, or by Optionee’s personal representative or the person entitled to Optionee’s rights under this Agreement, in the case of death.
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7. No Rights as Shareholder
     Optionee shall have no rights as a shareholder with respect to the Shares covered by any exercise of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of exercise.
8. Taxation Upon Exercise of Option
     Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the Fair Market Value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.
9. Representations and Agreements of Optionee
     (a) Optionee hereby represents and warrants to the Company that, if the option is exercised, the Shares of Common Stock shall be acquired solely for Optionee’s own account, for investment purposes only and not with a view to the distribution or resale thereof. Optionee also agrees that the shares of Stock which Optionee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Optionee further represents that Optionee’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by Optionee in confidence or in trust prior to the Date of Grant. Optionee has not entered into, and Optionee agrees that Optionee will not enter into, any agreement either written or oral in conflict herewith. Optionee further represents that Optionee’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by Optionee in confidence or in trust prior to the Date of Grant.
     (b) Optionee hereby agrees that in the event of any underwritten public offering of stock made by the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time as may be established by the underwriter for such public offering; provided, however, that Optionee shall be subject to this Section provided and only if the officers and directors of the Company are also subject to similar arrangements. The foregoing limitation shall not apply to shares registered in the public offering under the Securities Act.
     (c) In addition, Optionee agrees that (i) the certificates representing the Shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to
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the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.
10. Modification, Extension and Renewal of Options
     The Board of Directors or Committee, as provided in the Plan, may modify, extend or renew this Option or accept its surrender (to the extent not yet exercised) and authorize the granting of a new option in substitution for it (to the extent not yet exercised), subject at all times to the Plan, the Code, and the applicable laws of the State of Delaware. This Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and Optionee. Notwithstanding the foregoing provisions of this Section 10, no modification shall, without the consent of Optionee, alter to Optionee’s detriment or impair any rights of Optionee under this Agreement except to the extent permitted under the Plan.
11. Notices
     Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her service records.
12. Agreement Subject to Plan and Applicable Law
     This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. The Committee shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.
     This Option shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Optionee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Texas having subject matter jurisdiction in the matter.
13. Headings and Capitalized Terms
     Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.
14. Term
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     This Award Agreement shall remain in effect until the Option has been exercised or any remaining portion thereof has been forfeited by Optionee as provided in this Agreement. This Option shall expire on the tenth (10th) anniversary of the Date of Grant and no portion of this Option shall be exercisable after that date.
15. Severability and Reformation
     If any provision of this Agreement shall be determined by a court of law to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.
16. Binding Effect
     Optionee has read the foregoing Agreement, fully understands the contents thereof, has had the opportunity to obtain independent legal advice regarding the Agreement’s legal effect, and is under no duress regarding its execution. This Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.
17. Entire Agreement
     This Award Agreement supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof, except to the extent that the Plan may be considered to address the subject matter hereof. If there is any conflict between this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.
18. Waiver
     Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
19. Acknowledgements Regarding Section 409A of the Code
     Optionee understands that if the purchase price of the Stock under this Option is less than the fair market value of such Stock on the date of grant of this Option, then Optionee may incur adverse tax consequences under Section 409A of the Code. Optionee acknowledges and agrees that (a) he or she is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Stock on the date of grant of this Option, (b) he or she is not relying upon any written or oral statement or representation of the Company Parties
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regarding the tax effects associated with Optionee’s execution of this Agreement and his or her receipt, holding and exercise of this Option, and (c) in deciding to enter into this Agreement, Optionee is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom he or she has consulted. Optionee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Optionee’s execution of this Agreement and his or her receipt, holding and exercise of this Option.
[signatures on next page]
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     IN WITNESS WHEREOF, the parties hereto evidence their agreement effective as of the Date of Grant, first written above.

C&J ENERGY SERVICES, INC.

By:

Its:

OPTIONEE:

Name:

SSN#
Address:

Phone:

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